LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2022 RESULTS

Q1 Highlights: Company Delivers Best First Quarter Ever
•Operating Income of $27 Million and AOI of $209 Million
•Ticketmaster Delivers Another Record Quarter - Operating Income Up 3x, AOI Up 2x, Transacted GTV Up 39% (vs Q1 2019)
•Ticketmaster Growing Client Base - 7 Million Net New Tickets Added
•Sponsorship Operating Income Up 83% and AOI Up 75% (vs Q1 2019)
•OCESA Financial Performance At 2019 Levels

2022 Outlook: Leading Indicators Point to Record Year Ahead
•70 Million Tickets Sold for 2022 Concerts, On Track for Double-Digit Fan Growth This Year (vs 2019)
•Concert Bookings Up 44% Through Late April (vs 2019)
•$3.5 Billion in Event Related Deferred Revenue, Up Nearly 2x (vs Q1 2019)
•Fan Demand for Best Seats Drives Concert Ticket Pricing Up Double-Digits (vs 2019), While Entry Level Tickets Average Under $35
•Fan Base at Operated Venues Growing - 20 New Venues in 2022 Pipeline, 38 New Festivals
•Over 90% of Planned Sponsorship Net Revenue for 2022 Committed

LOS ANGELES – May 5, 2022 – Live Nation Entertainment, Inc. (NYSE: LYV) today released financial results for the quarter ended March 31, 2022.
Momentum has picked up for all of our businesses over the course of the first quarter, and as a result, we delivered financial performance that greatly surpassed our previous expectations, with operating income of $27 million and AOI of $209 million.
Artists are back on the road and fan demand has never been stronger, a reflection that live events remain a clear priority for consumers as our social lives restart.
Ticketing Driving Momentum for Record Year
Ticket buying serves as a leading indicator to our overall business. Ticketmaster’s strong first quarter performance drove the company’s overall profitability, and shows how well our concert and sponsorship businesses are positioned to deliver record results this year.

Despite some markets taking longer to re-open, the quarter was our second highest ever for transacted GTV excluding refunds, trailing only Q4 2021, with March being our highest month ever for transacted GTV, excluding refunds.
In primary ticketing, we are now benefiting from the 17 million net new fee bearing tickets we gained in 2021, which helped drive transacted GTV for the quarter up 33% relative to Q1 2019. This quarter we also added 7 million net new additional tickets through new contracts with venues as well as content creators, setting us up for ongoing growth this year and into 2023.
Our secondary ticketing GTV growth was even higher, up 106% relative to Q1 2019, driven largely by: average resale ticket price being up almost 20% relative to Q1 2019 as tremendous fan demand pushed up the market pricing; Ticketmaster gaining additional market share by effectively leveraging its team and league partnerships across the NFL, NBA and other sporting events; and the market growing at a double-digit pace, demonstrating high demand for live events as well as how much runway there is to continue pricing efficiently.
Fan demand and the signing of new contracts accelerated even faster than expected this quarter, reinforcing that Ticketmaster is the enterprise platform of choice for teams, artists and other content creators, and continues to be the most effective fan marketplace.
Sponsorship Delivering Record Results
Sponsorship activity fully returned in Q1, delivering financial results that well exceeded Q1 2019. We are seeing growth along a number of dimensions – expansion of existing relationships, new categories expanding our breadth of partners and new ad units being created both on-site and online.
The number of strategic sponsors that generated over $1 million of revenue per year has risen by close to 30% since 2019, with their committed spend up 70% and accounting for 80% of our total sponsorship revenue. About 60% of this growth has come from three categories of particular priority over the past two years – technology, telecom and purchase path integration – which have collectively more than doubled their sponsorship since 2019.
Much of our focus with brand partners is how we collectively elevate the fan experience. We have had great success with this in recent years and so far this year through our partnership with Verizon, we started powering our venues with cutting edge 5G connectivity and launched an initiative with Snap to give artists Augmented Reality capabilities at shows and festivals.
At this point our sponsorship sales are up double digits relative to this point in 2019, and we have sold 90% of our planned sponsorship for the year, positioning us for continued strong financial performance.

Concerts Trending to Record Attendance in 2022
All leading indicators point to double-digit growth in fan attendance at our concerts this year relative to 2019. Approximately 11 million fans attended our shows in the first quarter compared to 15 million in Q1 2019 – this was expected as we planned for limited concert activity in the early months of the year to allow for markets to open.
More importantly, we continued to build our flywheel, with over 70 million tickets now sold for shows in 2022, up 36% compared to this point in 2019, and committed show count is up 44% through late April relative to 2019, setting us up for continued ticket sales over the year.
We continue to see that fans are showing up to the concerts they have tickets for, with attendance rates in the U.S. across all venue types at 2019 levels, and no-shows generally in the mid-single digits.
The industry continues to embrace market-based pricing, particularly on the best tickets, shifting $500 million to artists for shows this year, resulting from a double-digit increase in ticket pricing, and reducing the price arbitrage in the secondary market. At the same time, in the U.S., the average entry level price to get in and enjoy the show remains under $35, approachable for almost all fans.
Early reads on consumer spending at our shows across the U.S. and U.K. also indicate fans continue their spending when they get to the show. We had two million fans attend shows at our theaters and clubs in the first quarter, with average per fan revenue up 30% relative to Q1 2019. We also had four festivals over the past few months, totaling over 300 thousand fans, with average per fan revenue up over 30% compared to their 2019 events.
Record Summer Season Ahead
Looking ahead to the summer and the rest of the year, we remain optimistic that we are just getting going as all leading indicators reinforce record activity levels and financial results.
Ticketing sales were at a record level in Q1, with momentum building over February and March. We have sold almost 20 million more tickets to our concerts this year than at this point in 2019, with a large number of tours still to go on-sale. Concert fans are showing no signs of slowing down – they are paying more for the best tickets, attending the shows, and spending more onsite as they create lifetime memories.
We are also continuing to build Venue Nation, our platform of operated venues, with a pipeline of 20 venues, including the recently opened Moody’s Center arena in Austin, in addition to adding 38 more festivals this year.
Sponsors are looking to spend more than ever on live entertainment and Live Nation’s scale and global platform is making us the partner of choice. While the U.S. and U.K. have driven much of our activity over the past year, the rest of the world is now rapidly opening up. OCESA’s financial performance for the quarter exceeded its 2019 Q1 results, and both Latin America and Western Europe are expected to have record attendance for our concerts this year.
I continue to expect this to be the start of our run. The global addressable market for concerts, ticketing and sponsorship all provide a long runway for continued growth. We have over 60 tours already under discussion for 2023 – our earliest indicator of next year, and great positioning for ongoing growth.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Dua Lipa - Jason Koerner/Getty Images; Coldplay - Stevie Rae Gibbs

The company will webcast a teleconference today at 2:00 p.m. Pacific Time to discuss its financial performance, operational matters and potentially other material developments. Interested parties should visit the “News / Events” section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain financial statements at the end of this press release for reference. These financial statements should be read in conjunction with the full financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:	Media Contact:
Amy Yong	Kaitlyn Henrich
IR@livenation.com	Media@livenation.com
(310) 867-7143

FINANCIAL HIGHLIGHTS – FIRST QUARTER
(unaudited; $ in millions)

	Q1 2022 Reported	Q1 2021 Reported	Growth	Q1 2022 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$1,207.8	$239.4	*	$1,216.9	*
Ticketing	480.4	28.3	*	484.0	*
Sponsorship & Advertising	115.7	22.6	*	117.0	*
Other and Eliminations	(1.1)	0.3	*	(1.1)	*
	$1,802.8	$290.6	*	$1,816.8	*

Operating Income (Loss)
Concerts	$(149.6)	$(145.4)	(3)%	$(152.3)	(5)%
Ticketing	154.8	(120.7)	*	154.5	*
Sponsorship & Advertising	59.0	(6.4)	*	60.0	*
Other and Eliminations	(1.7)	(0.4)	*	(1.8)	*
Corporate	(35.4)	(30.3)	(17)%	(35.4)	(17)%
	$27.1	$(303.2)	*	$25.0	*

Adjusted Operating Income (Loss)
Concerts	$(49.2)	$(74.5)	34%	$(50.3)	32%
Ticketing	206.2	(62.8)	*	206.5	*
Sponsorship & Advertising	69.7	3.5	*	70.7	*
Other and Eliminations	(4.4)	(2.2)	*	(4.5)	*
Corporate	(13.3)	(15.7)	15%	(13.3)	15%
	$209.0	$(151.7)	*	$209.1	*

* percentages are not meaningful

KEY OPERATING METRICS
(unaudited)

	Q1 2022	Q1 2021
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	4,716	304
International	1,891	364
Total estimated events	6,607	668
Estimated fans:
North America	6,780	69
International	4,020	429
Total estimated fans	10,800	498
Ticketing (2)
Estimated number of fee-bearing tickets	51,380	6,593
Estimated number of non-fee-bearing tickets	59,912	10,558
Total estimated tickets sold	111,292	17,151

 _________

(1)Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This includes primary tickets sold during the year regardless of event timing, except for our own events where our concert promoters control ticketing which are reported when the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our “do it yourself” platform. These ticket metrics are net of any refunds requested and any cancellations that occurred during the period, which may result in a negative number. Fee-bearing tickets sold above are net of refunds of 5.2 million and 3.0 million tickets for the three months ended March 31, 2022 and 2021, respectively.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q1 2022	Q1 2021
Net cash provided by operating activities	$1,198.3	$74.6
Less: Changes in operating assets and liabilities (working capital)	(1,056.4)	(289.0)
Free cash flow from earnings	$141.9	$(214.4)
Less: Maintenance capital expenditures	(13.8)	(5.7)
Distributions to noncontrolling interests	(39.0)	(5.6)
Free cash flow — adjusted	$89.1	$(225.7)

Net cash provided by (used in) investing activities	$(115.0)	$10.1

Net cash provided by (used in) financing activities	$(75.0)	$417.0

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	March 31, 2022
Cash and cash equivalents	$5,871.9
Client cash	(1,506.3)
Deferred revenue — event-related	(3,456.9)
Accrued artist fees	(59.3)
Collections on behalf of others	(78.0)
Prepaid expenses — event-related	609.1
Free cash	$1,380.5

•As of March 31, 2022, total cash and cash equivalents were $5.9 billion, which includes $1.5 billion in ticketing client cash and $1.4 billion in free cash. This free cash, along with $563.1 million of available debt capacity, gives the company $2.0 billion of available liquidity. The company believes this level of liquidity will provide it with the runway it needs as more shows return.
•Event-related deferred revenue was $3.5 billion as of March 31, 2022 compared to $1.5 billion as of March 31, 2021.
•For the three months ended March 31, 2022, net cash provided by operating activities was $1.2 billion and free cash flow — adjusted was $89.1 million.
•The company currently expects capital expenditures for the full year to be approximately $375 million in 2022.

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release, including the Supplemental Information that follows, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements regarding leading indicators pointing to a record year for activity levels and financial results in 2022, with the company on track to have double-digit fan growth versus 2019 including expected record attendance at the company’s concerts in both Latin America and Western Europe, with the company’s sponsorship and advertising and concert businesses positioned to deliver record results in 2022; expected ongoing growth in primary ticketing in 2022 and into 2023; the runway to continue pricing secondary ticketing efficiently; the company’s positioning for continued strong financial performance in its sponsorship and advertising business; the current pipeline of venues for Venue Nation; the company’s belief that its global addressable market for concerts, ticketing, and sponsorship and advertising provide long runway for continued growth, as well as the company’s positioning for ongoing growth; the company’s belief that its current level of liquidity will provide it with the runway it needs as more shows return; and the company’s current expectations for capital expenditures for 2022. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. We use FCF among other measures, to evaluate the ability of operations to generate cash that is available for purposes other than maintenance capital expenditures. We believe that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of our ability to fund our cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that we define as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. We use free cash as a proxy for how much cash we have available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended March 31, 2022

Concerts	$(149.6)	$25.7	$1.9	$61.2	$—	$11.6	$(49.2)	$(1.1)	$(50.3)
Ticketing	154.8	2.4	(0.2)	28.1	21.2	(0.1)	206.2	0.3	206.5
Sponsorship & Advertising	59.0	2.5	—	8.2	—	—	69.7	1.0	70.7
Other & Eliminations	(1.7)	(0.1)	—	—	(2.7)	0.1	(4.4)	(0.1)	(4.5)
Corporate	(35.4)	18.7	—	3.0	—	0.4	(13.3)	—	(13.3)
Total Live Nation	$27.1	$49.2	$1.7	$100.5	$18.5	$12.0	$209.0	$0.1	$209.1

	Three Months Ended March 31, 2021

Concerts	$(145.4)	$17.5	$0.1	$62.9	$—	$(9.6)	$(74.5)	$—	$(74.5)
Ticketing	(120.7)	7.8	—	36.5	12.4	1.2	(62.8)	—	(62.8)
Sponsorship & Advertising	(6.4)	2.8	—	7.2	—	(0.1)	3.5	—	3.5
Other & Eliminations	(0.4)	—	—	—	(1.8)	—	(2.2)	—	(2.2)
Corporate	(30.3)	11.9	—	2.3	—	0.4	(15.7)	—	(15.7)
Total Live Nation	$(303.2)	$40.0	$0.1	$108.9	$10.6	$(8.1)	$(151.7)	$—	$(151.7)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2022	December 31, 2021
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$5,871,905	$4,884,729
Accounts receivable, less allowance of $50,225 and $50,491, respectively	1,210,007	1,066,573
Prepaid expenses	963,227	654,894
Restricted cash	3,114	3,063
Other current assets	62,182	74,834
Total current assets	8,110,435	6,684,093
Property, plant and equipment, net	1,086,307	1,091,929
Operating lease assets	1,649,982	1,538,911
Intangible assets
Definite-lived intangible assets, net	1,004,446	1,026,338
Indefinite-lived intangible assets	368,943	369,028
Goodwill	2,604,811	2,590,869
Long-term advances	576,601	552,697
Other long-term assets	605,077	548,453
Total assets	$16,006,602	$14,402,318
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$1,804,348	$1,532,345
Accounts payable	67,008	110,623
Accrued expenses	1,511,446	1,645,906
Deferred revenue	4,049,866	2,774,792
Current portion of long-term debt, net	611,319	585,254
Current portion of operating lease liabilities	139,050	123,715
Other current liabilities	95,450	83,087
Total current liabilities	8,278,487	6,855,722
Long-term debt, net	5,146,681	5,145,484
Long-term operating lease liabilities	1,708,610	1,606,064
Other long-term liabilities	436,789	431,581
Commitments and contingent liabilities
Redeemable noncontrolling interests	581,652	551,921
Stockholders' equity
Common stock	2,235	2,220
Additional paid-in capital	2,888,551	2,897,695
Accumulated deficit	(3,317,397)	(3,327,737)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(84,341)	(147,964)
Total Live Nation stockholders' equity	(517,817)	(582,651)
Noncontrolling interests	372,200	394,197
Total equity	(145,617)	(188,454)
Total liabilities and equity	$16,006,602	$14,402,318

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands, except share and per share data)
Revenue	$1,802,808	$290,609
Operating expenses:
Direct operating expenses	1,071,022	133,966
Selling, general and administrative expenses	570,182	322,853
Depreciation and amortization	100,469	108,876
Loss on disposal of operating assets	1,665	138
Corporate expenses	32,410	27,948
Operating income (loss)	27,060	(303,172)
Interest expense	66,773	70,830
Interest income	(7,564)	(1,149)
Equity in earnings of nonconsolidated affiliates	(4,288)	(581)
Loss (gain) from sale of investments in nonconsolidated affiliates	132	(55,933)
Other expense (income), net	9,267	(6)
Loss before income taxes	(37,260)	(316,333)
Income tax expense	11,696	6,389
Net loss	(48,956)	(322,722)
Net income (loss) attributable to noncontrolling interests	1,226	(15,529)
Net loss attributable to common stockholders of Live Nation	$(50,182)	$(307,193)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.39)	$(1.44)

Weighted average common shares outstanding:
Basic and diluted	221,890,625	214,531,958

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(50,182)	$(307,193)
Accretion of redeemable noncontrolling interests	(35,714)	(916)
Basic and diluted net loss available to common stockholders of Live Nation	$(85,896)	$(308,109)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(48,956)	$(322,722)
Reconciling items:
Depreciation	50,760	56,975
Amortization	49,709	51,901
Amortization of non-recoupable ticketing contract advances	18,527	10,621
Amortization of debt issuance costs and discounts	4,114	9,196
Non-cash compensation expense	49,241	40,017
Unrealized changes in fair value of contingent consideration	10,904	(9,440)
Loss (gain) on sale of investments in nonconsolidated affiliates	132	(53,899)
Other, net	7,500	2,921
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(152,725)	21,861
Decrease (increase) in prepaid expenses and other assets	(338,017)	4,704
Increase (decrease) in accounts payable, accrued expenses and other liabilities	236,584	(39,044)
Increase in deferred revenue	1,310,527	301,483
Net cash provided by operating activities	1,198,300	74,574
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(18,399)	(10,784)
Collections of notes receivable	6,709	884
Investments made in nonconsolidated affiliates	(26,243)	(5,506)
Purchases of property, plant and equipment	(62,525)	(23,763)
Cash paid for acquisitions, net of cash acquired	(13,962)	(6,132)
Proceeds from sale of investments in nonconsolidated affiliates	332	60,308
Other, net	(865)	(4,899)
Net cash provided by (used in) investing activities	(114,953)	10,108
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	700	501,366
Payments on long-term debt	(12,784)	(80,316)
Contributions from noncontrolling interests	5,712	1,722
Distributions to noncontrolling interests	(38,966)	(5,616)
Proceeds from exercise of stock options	10,907	25,794
Taxes paid for net share settlement of equity awards	(36,568)	(19,944)
Other, net	(4,042)	(5,989)
Net cash provided by (used in) financing activities	(75,041)	417,017
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(21,079)	(30,681)
Net increase in cash, cash equivalents, and restricted cash	987,227	471,018
Cash, cash equivalents and restricted cash at beginning of period	4,887,792	2,546,439
Cash, cash equivalents and restricted cash at end of period	$5,875,019	$3,017,457